A special meeting of the fund's shareholders was held on March 15, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	12,490,841,660.35	96.152
Withheld	499,815,954.64	3.848
TOTAL	12,990,657,614.99	100.000
Albert R. Gamper, Jr.
Affirmative	12,484,697,855.13	96.105
Withheld	505,959,759.86	3.895
TOTAL	12,990,657,614.99	100.000
Robert M. Gates
Affirmative	12,463,041,831.69	95.938
Withheld	527,615,783.30	4.062
TOTAL	12,990,657,614.99	100.000
George H. Heilmeier
Affirmative	12,466,216,940.77	95.963
Withheld	524,440,674.22	4.037
TOTAL	12,990,657,614.99	100.000
Edward C. Johnson 3d
Affirmative	12,405,249,751.57	95.494
Withheld	585,407,863.42	4.506
TOTAL	12,990,657,614.99	100.000
Stephen P. Jonas
Affirmative	12,473,931,200.89	96.022
Withheld	516,726,414.10	3.978
TOTAL	12,990,657,614.99	100.000
Marie L. Knowles
Affirmative	12,487,395,627.79	96.126
Withheld	503,261,987.20	3.874
TOTAL	12,990,657,614.99	100.000
Ned C. Lautenbach
Affirmative	12,484,406,625.33	96.103
Withheld	506,250,989.66	3.897
TOTAL	12,990,657,614.99	100.000
William O. McCoy
Affirmative	12,444,377,462.06	95.795
Withheld	546,280,152.93	4.205
TOTAL	12,990,657,614.99	100.000
Robert L. Reynolds
Affirmative	12,474,663,536.01	96.028
Withheld	515,994,078.98	3.972
TOTAL	12,990,657,614.99	100.000
Cornelia M. Small
Affirmative	12,488,479,519.53	96.134
Withheld	502,178,095.46	3.866
TOTAL	12,990,657,614.99	100.000
William S. Stavropoulos
Affirmative	12,457,606,455.61	95.897
Withheld	533,051,159.38	4.103
TOTAL	12,990,657,614.99	100.000
Kenneth L. Wolfe
Affirmative	12,469,367,261.16	95.987
Withheld	521,290,353.83	4.013
TOTAL	12,990,657,614.99	100.000
A Denotes trust-wide proposal and voting results.